                                                                Exhibit 1.A.5(e)
                                                                      NEL-474-00
--------------------------------------------------------------------------------
Endorsement

MODIFICATION OF THE CONTRACT SECTION
As of the Date of Issue of this Policy, the following is substituted for the Not Contestable After Two Years provision of the Policy.

NOT CONTESTABLE AFTER TWO YEARS
Insurance is issued by the Company in reliance on the statements made in the Application for the insurance. Those statements are representations; they are not warranties. No statement can be used to contest or rescind insurance or to defend against a claim unless contained in the Application for the insurance. The insurance issued under this Policy will not be contestable after it has been in force during the life of the Insured:

 . With respect to the amount of Death Benefit which results from other than payments for which proof of insurability is required, for two years from the Date of Issue; and

 . With respect to any amount of Death Benefit which results from a payment for which proof of insurability is required, for two years from the date that payment is received; and

 . With respect to the amount of the Death Benefit associated with each increase in Face Amount, for two years from the Adjustment Date for that increase; and

 . With respect to the amount of the increase in Death Benefit associated with a change in Corridor for which proof of insurability is required, for two years from the Adjustment Date for that change; and

 . With respect to the amount of the increase in Death Benefit associated with a change in Death Benefit Option for which proof of insurability is required, for two years from the Adjustment Date for that change.

MODIFICATION OF THE DEATH BENEFIT SECTION
As of the Date of Issue of this Policy, the following is substituted for the Death Benefit section of the Policy:

Death Benefit

DEATH BENEFIT
The Company will pay a Death Benefit to the Beneficiary upon receipt of proof of the death of the Insured. The amount of the Death Benefit will depend on the Death Benefit Option in effect on the date of death if death occurs prior to age
100. If death occurs on or after age 100, the Death Benefit will equal the greater of: the Cash Value on the date of death; and the Face Amount of the Policy if, at age 100, the Policy has a Guaranteed Death Benefit Rider attached and the Guarantee is in effect. The amount payable in either event will be reduced by any Policy Loan Balance on the date of death. If the Insured dies during the grace period, an amount will be deducted from the policy proceeds to cover Monthly Deductions to the date of death. The policy proceeds will be paid in one sum unless all or part of the proceeds is applied to a Payment Option. (See Payment of Benefits Section.)

DEFINITION OF LIFE INSURANCE TEST
This Policy is intended to qualify as a flexible premium adjustable life insurance contract under the Internal Revenue Code ("the Code") and any interpretive regulation or rulings by the Internal Revenue Service. The Code provides two tests to determine whether the policy meets the definition of life insurance: the Cash Value Accumulation Test; and the Guideline Premium Test. The Test used for the life of this Policy will be the one chosen in the original Application and shown in Section 1; that Test cannot be changed.

                         CASH VALUE ACCUMULATION TEST
If you choose the Cash Value Accumulation Test, you must choose one of two Net Single Premium Corridors (the Net Single Premium Corridor or the Enhanced
Net Single Premium Corridor) in the original Application. The Corridor chosen for the Policy is shown in Section 1.

If you choose the Net Single Premium Corridor, the Death Benefit will not be less than: the Policy's Cash Value plus the pro rata portion of any Monthly Deduction made for a period beyond the date of death; divided by the Net Single Premium shown in Section 3.

NEL-474-00

If you choose the Enhanced Net Single Premium Corridor, the Death Benefit
will not be less than: the Policy's Cash Value plus the pro rata portion of any Monthly Deduction made for a period beyond the date of death; divided by: the Net Single Premium shown in Section 3 times the Enhanced Net Single Premium Factor shown in Table I below.

                            GUIDELINE PREMIUM TEST
If you choose the Guideline Premium Test, you must choose one of two Death Benefit Corridors (the IRS Corridor or the Enhanced IRS Corridor) in the original Application. The Corridor chosen for the Policy is shown in Section 1.

If you choose the IRS Corridor, the Death Benefit will not be less than a percentage of: the Policy's Cash Value plus the pro rata portion of any Monthly Deduction made for a period beyond the date of death. The percent used will be based on the age of the Insured at the beginning of the policy year as shown in Table II below.

If you choose the Enhanced IRS Corridor, the Death Benefit will not be less than a percentage of: the Policy's Cash Value plus the pro rata portion of any Monthly Deduction made for a period beyond the date of death. The percent used will be based on the age of the Insured at the beginning of the policy year as shown in Table III below.

CHANGING THE CORRIDOR
Although the Definition of Life Insurance Test for the Policy cannot be changed, you can change your choice of the Corridor within each Test. A change in Corridor will be effective on the Adjustment Date shown in the new Policy Schedule. A change from a regular Corridor (Net Single Premium or IRS) to an Enhanced Corridor will require evidence that the Insured is still eligible for the Policy Class shown in Section 1. Otherwise, no underwriting will be required. A change in Corridor will change the Death Benefit; but no other policy values or benefits (including the Face Amount) will change.

TABLE I : ENHANCED NET SINGLE PREMIUM FACTORS
--------------------------------------------------------------
AGE                APPLICABLE   AGE               APPLICABLE
                   PERCENT                        PERCENT
--------------------------------------------------------------
0 through 75       1.00         83                0.93
76                 0.98         84                0.94
77                 0.96         85                0.95
78                 0.94         86                0.96
79                 0.92         87                0.97
80                 0.90         88                0.98
81                 0.91         89                0.99
82                 0.92         90 through 100    1.00
--------------------------------------------------------------


TABLE II : APPLICABLE PERCENTAGES FOR IRS CORRIDOR
--------------------------------------------------------------
AGE                APPLICABLE   AGE               APPLICABLE
                   PERCENT                        PERCENT
--------------------------------------------------------------
 0 through 40       250         61                 128
 41                 243         62                 126
 42                 236         63                 124
 43                 229         64                 122
 44                 222         65                 120
 45                 215

 46                 209         66                 119
 47                 203         67                 118
 48                 197         68                 117
 49                 191         69                 116
 50                 185         70                 115

 51                 178         71                 113
 52                 171         72                 111
 53                 164         73                 109
 54                 157         74                 107
 55                 150         75 through 90      105

 56                 146         91                 104
 57                 142         92                 103
 58                 138         93                 102
 59                 134         94 through 99      101
 60                 130         100                100
--------------------------------------------------------------

NEL-474-00

TABLE III : APPLICABLE PERCENTAGES FOR ENHANCED IRS CORRIDOR
--------------------------------------------------------------
AGE                APPLICABLE   AGE               APPLICABLE
                   PERCENT                        PERCENT
--------------------------------------------------------------
 0 through 40       250
 41                 243         71                 113
 42                 236         72                 111
 43                 229         73                 109
 44                 222         74                 107
 45                 215         75                 105

 46                 209         76                 107
 47                 203         77                 109
 48                 197         78                 112
 49                 191         79                 114
 50                 185         80                 117

 51                 178         81                 115
 52                 171         82                 114
 53                 164         83                 113
 54                 157         84                 112
 55                 150         85                 111

 56                 146         86                 109
 57                 142         87                 108
 58                 138         88                 107
 59                 134         89                 106
 60                 130         90                 105

 61                 128         91                 104
 62                 126         92                 103
 63                 124         93                 102
 64                 122         94 through 99      101
 65                 120         100                100

 66                 119
 67                 118
 68                 117
 69                 116
 70                 115
--------------------------------------------------------------

DEATH BENEFIT OPTIONS
This Policy provides for three Death Benefit Options. The Death Benefit Option will be as chosen in the Application or as later changed. The Death Benefit Option is shown in Section 1.

If Option 1 is chosen, the Death Benefit equals the greater of:

 .  The Face Amount shown in Section 1; and

 . The death benefit required by the Definition of Life Insurance Test and Corridor chosen for the Policy.

If Option 2 is chosen, the Death Benefit equals the greater of:

 .  The Face Amount shown in Section 1 plus the Cash Value; and

 . The death benefit required by the Definition of Life Insurance Test and Corridor chosen for the Policy.

If Option 3 is chosen, the Death Benefit equals the greater of:

 . The Face Amount shown in Section 1 plus the total premiums paid for the Policy less all partial surrenders; and

 . The death benefit required by the Definition of Life Insurance Test and Corridor chosen for the Policy.

When you apply for an Adjustable Term Rider, you can choose to have the Term Amount of the Rider added to the Face Amount of the Policy for purposes of calculating the Death Benefit. Your choice cannot be changed.

CHANGING THE DEATH BENEFIT OPTION
After the first policy year you can change the Death Benefit Option by written application to the Company. A change in Death Benefit Option will be effective on the Adjustment Date shown in the new Policy Schedule.

                                FROM OPTION 1
Except with the consent of the Company, a change from Option 1 to Option 2 can be made only if the Face Amount after the change will be at least $50,000. If you change from Option 1 to Option 2:

 . The Face Amount will be decreased such that the Death Benefit immediately before and after the change is the same; and

 . A decrease in Face Amount will be applied to reduce the initial Face Amount and each increase in Face Amount on a pro rata basis.

A decrease in Face Amount may require a decrease in the amounts provided by riders attached to this Policy. If you chose the Guideline Premium Test for the Policy, a portion of the Cash Value will be paid to you if necessary to allow the Policy to continue to qualify as life insurance.

A change from Option 1 to Option 3 will require evidence that the Insured is still eligible for the Policy Class shown in Section 1. The Death Benefit will change. No other policy values or benefits (including the Face Amount) will change.

                                 FROM OPTION 2
If you change from Option 2 to Option 1:

 . The Face Amount will be increased such that the Death Benefit immediately before and after the change is the same; and

 . This increase in Face Amount will be applied to the initial Face Amount and to each prior increase in Face Amount on a pro rata basis.

NEL-474-00

If you change from Option 2 to Option 3:

 .  Will require evidence that the Insured is still eligible for the Policy
   Class shown in Section 1

 . The Face Amount will be increased such that the Death Benefit immediately before and after the change is the same; and

 . This increase in Face Amount will be applied to the initial Face Amount and to each prior increase in Face Amount on a pro rata basis.

The requirements in the Increase in Face Amount provision of the Adjustment Section do not apply to increases in Face Amount as a result of a change from Option 2.

                                 FROM OPTION 3
A change from Option 3 to Option 1 will change the Death Benefit. No other policy values or benefits (including the Face Amount) will change.
Except with the consent of the Company, a change from Option 3 to Option 2 can be made only if the Face Amount after the change will be at least $50,000. If you change from Option 3 to Option 2:

 . The Face Amount will be decreased such that the Death Benefit immediately before and after the change is the same; and

 . A decrease in Face Amount will be applied to reduce the initial Face Amount and each increase in Face Amount on a pro rata basis.

A decrease in Face Amount may require a decrease in the amounts provided by riders attached to this Policy. If you chose the Guideline Premium Test for the Policy, a portion of the Cash Value will be paid to you if necessary to allow the Policy to continue to qualify as life insurance.

NEW ENGLAND LIFE INSURANCE COMPANY
501 Boylston Street, Boston, Massachusetts




James M. Benson     [NEF LOGO APPEARS HERE]
   President               Secretary

NEL-474-00

                                                                     Nel-475-00
--------------------------------------------------------------------------------
Endorsement

MODIFICATION OF THE PREMIUMS SECTION
As of the Date of Issue of this Policy, the following provision is added to the Premiums section in the section of the Policy:

PREMIUM EXPENSE CHARGE ADJUSTMENT AT SURRENDER
If the Policy is surrendered within two years from the Date of Issue, the following amount will be added to the surrender proceeds:

 . The total Premium Expense Charges deducted from premium payments and net unscheduled payments made in the first policy year (any payments made within 20 days prior to the first policy anniversary are treated as if paid in the next policy year);
        LESS

 . 2% of the total of all premium payments and net unscheduled payments made in the first year (any payments made within 20 days prior to the first policy anniversary are treated as if paid in the next policy year).

MODIFICATION OF THE ADJUSTMENT SECTION
As of the Date of Issue of this Policy, the following provision is substituted for the increase in Face Amount provision in the Adjustment section of the
Policy:

INCREASE IN FACE AMOUNT
After the first policy year, the Face Amount can be increased effective on the first day of any policy month. An increase in Face Amount is subject to:

 .  Written application to increase the Face Amount;

 .  Proof that the Insured is insurable;

 .  The increase being available on the same underwriting basis as this Policy;

 . New insurance for the amount of the increase on the same plan at the age of the Insured on the Adjustment Date being allowed under the underwriting rules of the Company;

 . The amount of the increase being at least $10,000, except with the consent of the Company;

 .  A Monthly Deduction for the increase (See Monthly Deduction Section); and

 .  If the increase is medically underwritten, a monthly Face Amount Increase
   Administrative Charge not greater than the Maximum stated in Section 1, to be deducted from the Cash Value in the same manner as the Monthly Deduction (see Monthly Deduction Section).

The amount of any rider which is attached to the Policy can be increased only as stated in the rider.

The Application to increase the Face Amount must be signed by the Insured and by you. An increase will be effective on the Adjustment Date shown in the new Policy Schedule.

NEW ENGLAND LIFE INSURANCE COMPANY
501 Boylston Street, Boston, Massachusetts


James M. Benson      Daniel D. Jordan
  President             Secretary


NEL-475-00

                                                                        NEL-44-1
--------------------------------------------------------------------------------

Rider: Adjustable Term Insurance

THE COMPANY agrees that if the Insured dies while this Rider is in force, the amount of Adjustable Term Insurance will be paid as a part of the policy proceeds.

When you apply for this Rider, you can choose to have the Term Amount of the Rider added to the Face Amount of the Policy for purposes of calculating the Death Benefit. Your choice cannot be changed.

COST OF RIDER
The cost for this Rider is charged as part of the Monthly Deductions. The rates for the Rider are set by the Company each year on the policy anniversary, based on the expectations of the Company as to future experience. The rates are guaranteed for one year. The rates for the Rider will never be more than the rates shown in the attached Table of Guaranteed Monthly Insurance Rates Per $1,000.

DATE OF ISSUE
The Date of Issue of this Rider is the same as the Date of Issue of the Policy unless a later Date of Issue is shown for the Rider in the Policy Schedule. Rider years will coincide with policy years. If this Rider is issued after the Date of Issue of the Policy, the first rider year will begin on the policy anniversary on or next following the Date of Issue of the Rider. The term insurance provided by this Rider will be in force from the Date of Issue of the Rider. The effective date of this Rider is its Date of Issue.

INCREASE IN TERM AMOUNT
After the first policy year, the Term Amount can be increased effective on the first day of any policy month. An increase in Term Amount is subject to:

 .  Written application to increase the Term Amount;

 .  Proof that the Insured is insurable;

 .  The increase being available on the same underwriting basis as this Rider;

 . The underwriting rules of the Company allowing new insurance for the amount of the increase at the age of the Insured on the Adjustment Date;

 . The amount of the increase being at least $10,000, except with the consent of the Company; and

 .  A Monthly Deduction for the increase.

The Application to increase the Term Amount must be signed by you and the Insured. An increase will be effective on the Adjustment Date shown in the new Policy Schedule.

DECREASE IN TERM AMOUNT
The Term Amount can be decreased effective on the first day of any policy month by written application to the Company; but only if the Term Amount after the decrease is at least $10,000, except with the consent of the Company. A decrease in Term Amount will be applied to reduce the initial Term Amount and each increase in Term Amount on a pro rata basis, except with the consent of the Company. A decrease in Term Amount will be effective on the Adjustment Date shown in the new Policy Schedule.

ADJUSTMENT OF THE POLICY
The Policy Schedule and the Rider's Table of Guaranteed Monthly Insurance Rates Per $1,000 must reflect an increase or a decrease in the Term Amount. The new Policy Schedule, the new Table, if any, and the Application for the adjustment will be made part of the Policy when the Company, at its option:

 . Sends you a new Policy Schedule and Table, if any, and a copy of the Application for the adjustment for you to attach to the Policy; or

 . Requires that the Policy be returned to have the new Policy Schedule and Table, if any, and a copy of the Application for the adjustment attached to the Policy by the Company; or

 .  Sends you an adjusted policy to take the place of this Policy.

Upon adjustment, the Policy will be in force only as adjusted.

NOT CONTESTABLE AFTER TWO YEARS
The insurance issued under this Rider will not be contestable after it has been in force during the life of the Insured:

 . For the Death Benefit associated with the initial Term Amount, for two years from the Date of Issue of this Rider; and

 . For the Death Benefit associated with each increase in Term Amount of this Rider, for two years from the Adjustment Date for that increase.

NEL-44-1                                                             (continued)

SUICIDE WITHIN TWO YEARS
If the death of the Insured is by suicide while sane or insane within two years of the Date of Issue of this Rider or within two years of the Adjustment Date of an increase in Term Amount, a limited benefit will be paid.

THE AMOUNT PAYABLE UNDER THIS RIDER: WILL BE LIMITED TO THE PORTION OF THE MONTHLY DEDUCTION MADE TO PAY FOR THE INSURANCE SUBJECT TO THIS PROVISION; AND WILL BE PAID AS PART OF THE BENEFITS OF THE POLICY. CONTRACT
A copy of the Application for this Rider is attached to and made a part of the Rider. This Rider is made a part of the Policy to which it is attached if the Rider is listed in the Policy Schedule. This Rider has no cash value.

EXCHANGE OPTION
You can, after the first policy year and before the policy anniversary on which the Insured is age 80, exchange any portion of the insurance then in force under this Rider for an increase in Face Amount for this Policy effective on the first day of any policy month. If you have not chosen to have the Term Amount of this Rider added to the Face Amount of the Policy for purposes of calculating the Death Benefit, you can, before the policy anniversary on which the Insured is age 80, exchange any portion of the insurance then in force under this Rider: for a policy issued on any plan of fixed or variable whole life insurance; or of fixed or variable flexible premium adjustable life insurance issued by the Company on the Policy Date of the new policy at any time. The exchange can be made without proof that the Insured is insurable. The Term Amount in force after the exchange will equal: the Term Amount in force immediately before the exchange; less the Term Amount exchanged. The coverage resulting from an exchange will not be subject to the Contestable and Suicide periods beyond the date that the exchanged insurance would have been subject to those provisions.

EXCHANGE TO FIXED OR VARIABLE WHOLE LIFE INSURANCE OR TO FIXED OR VARIABLE FLEXIBLE PREMIUM ADJUSTABLE LIFE INSURANCE
Any policy resulting from an exchange under this Rider will be issued:

 .  With a Face Amount equal to the amount of term insurance being exchanged;

 .  With the same Insured and underwriting class as this Rider;

 .  On a policy form and at premium rates in use by the Company on the Policy
   Date of the new policy;

 .  With a current Policy Date and Age of Insured; and

 . Subject to any assignments and limitations to which this Rider is subject, and to payment of the first premium for the new policy.

An exchange can be made only with the consent of the Company if: the amount of term insurance you want to exchange is less than the Company's published minimum limits of issue; or any rider is to be attached to the new policy.

EXCHANGE FOR AN INCREASE IN FACE AMOUNT FOR THIS POLICY
Any Increase in Face Amount for this Policy resulting from an exchange under this Rider is subject to:

 . The underwriting rules of the Company allowing new insurance for the amount of the increase on the same plan at the age of the Insured on the Adjustment Date;

 . The amount of the increase being at least $10,000, except with the consent of the Company;

 .  A Monthly Deduction for the increase.

An increase will be effective on the Adjustment Date shown in the new Policy Schedule.


NEL-44-1                                                             (continued)

AUTOMATIC EXCHANGE AT AGE 100
At the Insured's age 100, if a Guaranteed Death Benefit rider is attached to the Policy and the Benefit is in effect, the Term Amount will be exchanged for an increase in Face Amount for this Policy. No evidence of insurability will be required. No Face Amount Increase Administrative Charge will be imposed.

The increase will be effective on the Adjustment Date shown in the new Policy Schedule.

TERMINATION
This Rider will terminate upon the earliest of: (a) termination of the Policy;
(b) exchange of the full amount of term insurance under the Rider for a new policy; (c) a decrease in coverage which decreases the Term Amount to zero; (d) receipt at the Administrative Office of the Company of written election signed by the Owner of the Policy to terminate the Rider; and (e) the Insured's age 100.

NEW ENGLAND LIFE INSURANCE COMPANY
501 Boylston Street, Boston, Massachusetts


James M. Benson         Daniel D. Jordan
   President               Secretary

NEL-44-1                                                            (continued)

------------------------------------------------------------------------------------------------------------------------------------
Table of Guaranteed Monthly Insurance Rates Per $1,000

POLICY NUMBER:  Specimen          INSURED:  John Smith
------------------------------------------------------------------------------------------------------------------------------------
             RIDER       MONTHLY               RIDER              MONTHLY               RIDER              MONTHLY
              YEAR         RATE                YEAR                 RATE                YEAR                 RATE

                1        .1758                  23                1.0408                 45                7.5875
                2        .1867                  24                1.1325                 46                8.2367
                3        .2000                  25                1.2308                 47                8.9567
                4        .2150                  26                1.3400                 48                9.7708
                5        .2325                  27                1.4617                 49               10.6883
                6        .2517                  28                1.5992                 50               11.6875
                7        .2742                  29                1.7550                 51               12.7458
                8        .2967                  30                1.9283                 52               13.8408
                9        .3225                  31                2.1183                 53               14.9625
               10        .3492                  32                2.3208                 54               16.1058
               11        .3792                  33                2.5367                 55               17.2742
               12        .4100                  34                2.7658                 56               18.4808
               13        .4433                  35                3.0142                 57               19.7483
               14        .4783                  36                3.2925                 58               21.1208
               15        .5175                  37                3.6083                 59               22.6758
               16        .5592                  38                3.9708                 60               24.6583
               17        .6083                  39                4.3867                 61               27.4967
               18        .6633                  40                4.8492                 62               32.0458
               19        .7258                  41                5.3492                 63               40.0167
               20        .7967                  42                5.8775                 64               54.8317
               21        .8725                  43                6.4267                 65               83.3333
               22        .9550                  44                6.9917

This Rider is adjustable. If it is adjusted, a new Table will supersede this
Table.
------------------------------------------------------------------------------------------------------------------------------------

Daniel D. Jordan
Secretary

NEL-44-1

                                                                        NEL-41-1
-------------------------------------------------------------------------------
Rider Guaranteed Death Benefit

The Policy to which this Rider is attached is issued by the Company subject to the provisions of this Rider.

GUARANTEED DEATH BENEFIT
On the first day of each policy month the Company will determine if the Guaranteed Death Benefit is in effect. If the Benefit is in effect, the Policy will not be lapsed even if the Net Cash Value of the Policy on the first day of the policy month is not enough to cover the full Monthly Deduction for that month. If the Insured dies while the Benefit is in effect, the Death Benefit of the Policy will be based on the Death Benefit Option in effect on the date of death.

The Guaranteed Death Benefit Premium is shown in the Policy Schedule. This Premium will be recalculated when: the Face Amount is increased or decreased; the amount provided by riders attached to the Policy is increased or decreased; a partial surrender which results in a decrease in Face Amount is made; or the underwriting class of the Policy and its riders is changed to a more favorable underwriting class. When this Premium is recalculated, the new Premium and its effective date will be shown in Section 1 of the Policy.

The Benefit will be in effect if (a) is equal to or greater than (b) where: (a) equals the total of the premiums paid to date; less every partial surrender made to date; less any Cash Value paid to you to allow the Policy to continue to qualify as life insurance; less the Policy Loan Balance; and (b) equals the sum of 1/12 of each Guaranteed Death Benefit Premium times the number of completed policy months the Premium was in effect plus 1/12 of the most recent Guaranteed Death Benefit Premium.

If the Benefit is not in effect, the amount of premium required to put the Benefit in force is: the sum of 1/12 of each Guaranteed Death Benefit Premium times the number of completed policy months the Premium was in effect plus 1/12 of the most recent Guaranteed Death Benefit Premium; minus the total amount of premium which has already been paid into the Policy; plus every partial surrender made to date; plus any Cash Value paid to you to allow the Policy to continue to qualify as life insurance; plus the Policy Loan Balance.

COST OF RIDER
Whether or not the Benefit is in effect, the cost for this Rider is Rider is charged as part of the Monthly Deductions. The monthly cost for this Rider equals: the Face Amount of the Policy plus the Term Amount of the Adjustable Term Insurance Rider, if any; times $0.00001.

CONTRACT
This Rider is made part of the Policy to which it is attached if the Rider is listed in the Policy Schedule. (See Section 1 of the Policy.) This Rider has no cash value.

TERMINATION
This Rider will terminate upon the earliest of:

 .  Termination of the Policy;

 .  Death of the Insured;

 .  The Insured's age 100;

 .  A change in Death Benefit Option for
   the Policy;

 .  A change from the Net Single Premium
   Corridor to the Enhanced Net Single
   Premium Corridor; or

 .  Receipt by the Company at its
   Administrative Office of written
   election signed by the Owner of the
   Policy to terminate the Rider.

If you elect to terminate this Rider, there can be no Guaranteed Death Benefit for this Policy.


NEW ENGLAND LIFE INSURANCE COMPANY
501 Boylston Street, Boston,
Massachusetts


   ABCD                    ABCD
 President               Secretary

NEL-41-1